CHRISTIAN E. PLAZA
(703) 456-8006
cplaza@cooley.com

October 24, 2008

Micromet, Inc.
6707 Democracy Blvd., Suite 505
Bethesda, Maryland 20817

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Micromet, Inc. (the “Company”) of a registration statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, including a prospectus covering the resale of up to 12,235,532 shares of common stock of the Company (the “Shares”) issued pursuant to that certain Securities Purchase Agreement, dated September 29, 2008 (the “Agreement”), including up to 2,823,584 shares of the Company’s common stock (the “Warrant Shares”) issuable upon the exercise of outstanding warrants (each a “Warrant”) issued pursuant to the Agreement, which in each case are held by certain stockholders named in such prospectus.

In connection with this opinion, we have examined the Registration Statement and related prospectus, the resolutions adopted by the Company’s Board of Directors on September 29, 2008, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, each as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Based on the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares have been validly issued and are fully paid and nonassessable and (ii) if, as, and when the Warrant Shares are issued and delivered by the Company in accordance with the terms of each Warrant, including, without limitation, the payment in full of applicable consideration, the Warrant Shares will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

Cooley Godward Kronish llp

By:  /s/ Christian E. Plaza_______
Christian E. Plaza

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